Exhibit k(2)

AMENDMENT
TO
FUND ADMINISTRATION AND ACCOUNTING AGREEMENT

This Amendment (“Amendment”) dated August 9, 2018 is by and between VERSUS CAPITAL REAL ASSETS FUND LLC, (the “Fund”) and The Bank of New York Mellon (the “BNY Mellon”).

BACKGROUND:

A.	BNY Mellon and Fund entered into a Fund Administration and Accounting Agreement dated as of June 16, 2017, as amended (the “Agreement”) relating to BNY Mellon’s provision of services described therein

B.	This Background section is incorporated by reference into and made a part of this Amendment.

TERMS;

The parties hereby agree that

1.	The Regulatory Administration Services section of Schedule I to the Agreement shall be amended and restated as follows:

“REGULATORY ADMINISTRATION SERVICES

BNY Mellon shall provide the following regulatory administration services for the Fund:

•	Maintain a regulatory calendar for the Fund listing various SEC filing and Board approval deadlines;

•	Assemble and distribute board materials for quarterly meetings of the Board and quarterly meetings of Board committees, including the drafting of agendas and resolutions for such quarterly meetings of the Board and quarterly meetings of Board committees (with final selection of agenda items made by Fund counsel);

•	Attend (in-person or telephonically) quarterly Board meetings and quarterly Board committee meetings and draft minutes thereof;

•	Prepare and coordinate the filing of Forms N-CSR, N-Q and N-PX, as applicable (with the Fund supplying the voting records in the format required by BNY Mellon):

•	Assist the Fund in the handling of SEC examinations by providing requested documents in the possession of BNY Mellon that are on the SEC examination request list; and

•	Assist with and/or coordinate such other filings, notices and regulatory matters on such terms and conditions as BNY Mellon and the Fund may mutually agree upon in writing from time to time.

•	eBoard Book Services:

•	Permit persons or entities entering a valid password to have electronic access, via an internet-based secure website, to current quarterly Board meeting materials and such other Board meeting materials as may be agreed between BNY Mellon and the Fund.

•	38a-1 Compliance Support Services

•	Provide compliance policies and procedures related to certain services provided by BNY Mellon and, if mutually agreed, certain of the BNY Mellon Affiliates; summary procedures thereof; and periodic certification letters.”

2.	Miscellaneous.

(a)	Capitalized terms not defined in this Amendment shall have the same meanings as set forth in the Agreement. In the event of a conflict between the terms hereof and the Agreement, this Amendment shall control.

(b)	As hereby amended and supplemented, the Agreement shall remain in full force and effect.

(c)	The Agreement, as amended hereby, constitutes the complete understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior communications with respect thereto.

(d)	This Amendment may be executed in two or more counterparts each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this Amendment shall constitute the valid and binding execution hereof by such party.

(e)	This Amendment shall be governed by the laws of the State of New York, without regard to its principles of conflicts of laws.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers designated below on the date and year first above written.

VERSUS CAPITAL REAL ASSETS FUND LLC
By:	/s/ John Gordon
Name:	John Gordon
Title:	CFO

THE BANK OF NEW YORK MELLON
By:	/s/ Dorothy R. McKeown
Name:	Dorothy R. McKeown
Title:	Managing Director